Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Addresses Buyout Offer

EXTON, PA - (PR Newswire - August 27, 2010) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, has acknowledged a Schedule 13D/A filing made jointly by Riley Investment Partners L.P., Riley Investment Management LLC, B. Riley & Co., LLC, Bryant R. Riley, Lloyd I. Miller, III and Telecom Global Inc. (collectively, the “Riley Group”), dated August 27, 2010.

Andrew Hidalgo, Chairman and CEO of WPCS International Incorporated, commented “Within the 13D filing, the Riley Group has expressed an interest in acquiring 100% of WPCS in a cash/stock transaction for $3.50 per share whereby WPCS shareholders would retain equity in the combined entities of WPCS and Telecom Global, Inc. (“TGI”) or as an option, the Riley Group would offer to acquire 100% of WPCS in an all cash transaction. WPCS and its independent directors will treat this offer seriously and be in communication with the Riley Group in regards to the potential transaction and its value to WPCS shareholders.”

Mr. Hidalgo continues, “The Riley Group questions whether my interests are aligned with shareholders, however, there is no question that management and the Board of Directors continue to exercise their fiduciary duties to all WPCS shareholders. The Riley Group first approached WPCS over four months ago and throughout our conversations with the Riley Group, we have worked diligently and in good faith and cooperated fully with the Riley Group by providing information and materials so that the Riley Group could conduct its due diligence. The Riley Group presented WPCS with a term sheet broadly outlining a transaction over a month ago and we engaged an independent third party to issue an opinion to our board of directors with respect to the fairness of the offer to our shareholders. The third party provider has been in close contact with the Riley Group asking for additional information necessary to conduct a valuation of the fair value of TGI. In the course of this process, the Riley Group decided to abort the cooperative effort of mutual due diligence and file its Form 13D/A, which contains vague references to a possible offer without the details as to the proposed structure, sources of funding and other basic elements that would allow our board and its advisors to evaluate the offer. An independent committee of the Board of Directors will continue to work to clarify the Riley Group’s offer, obtain a fairness opinion and decide on the merits of the offer in a timely manner.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com